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                                                                 Exhibit 12.01


                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

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

                                                      Three months ended March 31,
                                                      ----------------------------
                                                          1998           1997
                                                        --------       -------
Income before income taxes                              $  84.5        $  64.6
Elimination of undistributed equity earnings               (0.1)          (0.2)
Interest                                                  166.8          125.3
Portion of rentals deemed to be interest                    2.8            2.3
                                                        --------       -------
  Earnings available for fixed charges                  $ 254.0        $ 192.0
                                                        --------       -------
                                                        --------       -------
Fixed charges
Interest                                                $ 166.8        $ 125.3
Portion of rentals deemed to be interest                    2.8            2.3
                                                        --------       -------
 Fixed charges                                           $169.6        $ 127.6
                                                        --------       -------
                                                        --------       -------
Ratio of earnings to fixed charges                        1.50x          1.50x
                                                        --------       -------
                                                        --------       -------

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